UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Spree Acquisition Corp. 1 Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

 On June 5, 2023, Spree Acquisition Corp. 1 Limited filed with the Securities and Exchange Commission the following proxy statement supplement for its upcoming Extraordinary General Meeting in lieu of 2023 Annual General Meeting, which is scheduled to take place on Monday, June 12, 2023:

June 5, 2023

SPREE ACQUISITION CORP. 1 LIMITED

PROXY STATEMENT SUPPLEMENT NO. 2

FOR AN EXTRAORDINARY GENERAL MEETING IN LIEU OF THE 2023 ANNUAL GENERAL MEETING OF THE COMPANY

To be held at 9:00 a.m. Eastern Time/4:00 p.m. Israel time on June 12, 2023

This Proxy Statement Supplement No. 2 (this “Second Supplement”) of Spree Acquisition Corp. 1 Limited (“Spree”, the “Company”, “we” or “us”) supplements the Definitive Proxy Statement, dated May 15, 2023, as previously supplemented and amended by that certain Proxy Statement Supplement, dated May 22, 2023 (the “First Supplement”) (as supplemented and amended, the “Proxy Statement”), with respect to the Extraordinary General Meeting in lieu of 2023 Annual General Meeting of Spree, which is scheduled to take place at 9:00 a.m. Eastern Time/4:00 p.m. local (Israel) time on Monday, June 12, 2023 (the “Meeting”). The information in this Second Supplement merely supplements and, to the extent applicable, amends the information in the Proxy Statement. This Supplement does not contain all of the information that is relevant to the Meeting or that may be important to you. You should read carefully the entire Proxy Statement, as supplemented and amended by the First Supplement and this Second Supplement, before voting on any of the proposals to be presented at the Meeting. To the extent the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All other information in the Proxy Statement remains unchanged.

Capitalized terms that appear in this Second Supplement and are not defined herein have the respective meanings assigned to them in the Proxy Statement.

As previously disclosed, the First Supplement lengthened the duration of the proposed Articles Extension period under the Articles in the Articles Extension Proposal, as well as the corresponding proposed extension period under the Trust Agreement in the Trust Extension Proposal, which will be presented at the Meeting. As reflected in the First Supplement, Spree will seek, at the Meeting, approval of a nine-month extension, from June 20, 2023 to March 20, 2024 (such nine-month period, the “Extension Period”), under the Articles Extension Proposal and the Trust Extension Proposal.

As provided in the Proxy Statement, Spree is seeking shareholder approval of, among other proposals, the Articles Extension Proposal and the Trust Extension Proposal. The purpose of the supplemental disclosures in this Supplement is to provide information about the Extension Period Loans (as defined below).

Extension Period Loans

If the Articles Extension Proposal and the Trust Extension Proposal are approved at the Meeting and the Extension Period is implemented, our Sponsor or its designees has agreed to loan to us, for each one-month period during the nine-month Extension Period (each, a “Monthly Extension Period”), an amount equal to the lesser of $0.04 per public share that remains outstanding and is not redeemed in connection with the Meeting, or $100,000 (which represents $0.04 per public share if 2.5 million public shares remain outstanding following redemptions in connection with the Meeting), to be funded by our Sponsor on the 20th day of each calendar month until (but excluding) the end of the Extension Period (or, in the case of the initial Monthly Extension Period loan, on June 20, 2023) (the “Extension Period Loans”). The amount of each Extension Period Loan will be deposited in the Trust Account. The Extension Period Loans will not occur if the Articles Extension Proposal and the Trust Extension Proposal are not approved at the Meeting or the Extension Period is not implemented. In no event will the Sponsor be required to make more than nine Extension Period Loans (i.e., one loan in respect of each Monthly Extension Period, if applicable, to the extent the Extension Period is implemented for the full nine months) and, in the event the Extension Period is implemented for less than the full nine months, the obligation to make any Extension Period Loans will only apply through the last Monthly Extension Period that is elected by the Company. The amount of the Extension Period Loans will not bear interest and will be repayable by us to our Sponsor or its designees upon consummation of an initial business combination. Spree will have the sole discretion whether to utilize a Monthly Extension Period to extend the date by which it must complete a business combination at the request of our Sponsor and if Spree determines not to extend, our Sponsor’s obligation to make Extension Period Loans following such determination will immediately terminate. If the Company does not consummate an initial business combination by the end of the Extension Period, any Extension Period Loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

The Company has not asked the Sponsor to reserve for, nor has the Company independently verified, whether the Sponsor will have sufficient funds to satisfy, any such Extension Period Loans. If the Sponsor fails to make an Extension Period Loan by the applicable due date for a Monthly Extension Period, the Company will liquidate and dissolve as soon as practicable after such date and in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

The Company expects that the proceeds held in the Trust Account will continue to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, or in an interest bearing demand deposit account, as determined by the Company, until the earlier of: (i) the completion of the Company’s initial business combination, and (ii) the liquidation, and distribution of the proceeds from, the Trust Account.